Description of Securities

The following description is based on relevant portions of Delaware law and on BIP Ventures Evergreen BDC’s (the “Company,” “we,” “us,” or “our”) Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) and bylaws, each of which is incorporated by reference into our Annual Report on Form 10-K and is incorporated by reference herein. This summary is not necessarily complete, and we refer you to Delaware law, our Declaration of Trust and our bylaws for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

The Company is a Delaware statutory trust structured as an externally managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

Under the terms of the Declaration of Trust, the Company is authorized to issue an unlimited number of Common Shares, par value $0.01 per share, and an unlimited number of shares of preferred shares. The Declaration of Trust provides that the board of trustees (the “Board of Trustees” and each member of the Board of Trustees, a “Trustee”) may from time to time, without a vote of the Shareholders, divide, reclassify or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. There is currently no market for our Shares, and we can offer no assurances that a market for our Shares will develop in the future. We do not intend for the Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Shares. No Shares have been authorized for issuance under any equity compensation plans.

Under the terms of our Declaration of Trust, Shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for-profit corporations formed under the Delaware General Corporation Law. The Declaration of Trust provides that no Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a shareholder.

None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks).

Common Shares

Under the terms of our Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of our Common Shares if, as and when authorized by our Board of Trustees and declared by us out of funds legally available. Except as may be provided by our Board of Trustees in setting the terms of classified or reclassified shares, our Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights.

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In the event of our liquidation, dissolution or winding up, each share of our Common Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of our Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of Trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect Trustees, each Trustee will be elected by a plurality of the votes cast with respect to such Trustee’s election.

Preferred Shares

Our offering does not include an offering of preferred shares. However, under the terms of the Declaration of Trust, the Board of Trustees may authorize the Company to issue preferred shares in one or more classes or series, without shareholder approval, to the extent permitted by the 1940 Act. The Board of Trustees has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. Preferred shares could be issued with terms that would adversely affect the shareholders, provided that we may not issue any preferred shares that would limit or subordinate the voting rights of holders of our Common Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control.

Any issuance of preferred shares must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any other distribution is made with respect to our Common Shares and before any purchase of Common Share is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred shares.

Transfer and Resale Restrictions

Shareholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any Shares unless (i) the Adviser gives consent and (ii) the Transfer is made in accordance with applicable securities laws. Notwithstanding the foregoing, a Shareholder will be allowed, without the Adviser’s consent, to transfer all or a portion of such Shareholder’s Shares to a member of that Shareholder’s immediate family or to a trust or other entity created or controlled by that Shareholder or members of that Shareholder’s immediate family; provided, however, that in no event may any sale, assignment or transfer be made if it would cause certain adverse consequences at Adviser’s discretion. No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder.

Redemptions by the Company

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Each Share is subject to redemption (out of the assets of the Company) by the Company at the redemption price equal to the then current net asset value per Share of the Company determined in accordance with the Declaration of Trust at any time if the Trustees determine in their sole discretion that a Shareholder has breached any of its representations or warranties contained in such Shareholder’s subscription agreement with the Company, and upon such redemption the holders of the Shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.

The Board of Trustees may establish, from time to time, a program or programs by which the Company voluntarily repurchases Shares from the Shareholders; provided, however, that such repurchases do not impair the capital or operations of the Company.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware, on August 10, 2022, and will remain in existence until dissolved in accordance with the Declaration of Trust or pursuant to Delaware law.

Purpose

The purpose of the Company is to conduct, operate and carry on the business of a business development company within the meaning of the 1940 Act. Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Agreement to be Bound by the Declaration of Trust

By subscribing for the Common Shares, investors will be deemed to have agreed to be bound by the terms of the Declaration of Trust.

Action by Shareholders

The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings and does not intend to do so. A special meeting of the Shareholders may be called at any time by a majority of the Trustees, Chairman of the Board, or the Chief Executive Officer and may be called by majority of the Trustees, Chairman of the Board, or the Chief Executive Officer for any proper purpose upon written request of Shareholders of the Company holding in the aggregate not less than thirty-three and one-third percent (33⅓%) of the outstanding Shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called, provided that in the case of a meeting called at the request of Shareholders for the purpose of electing Trustees or removing the Adviser, written request of Shareholders of the Company holding in the aggregate not less than fifty-one percent (51%) of the outstanding Shares of the Company or class or series of Shares having voting rights on the matter shall be required. For a special Shareholder meeting to be called for a proper purpose (as used in the preceding sentence), it is not a requirement that such purpose relate to a matter on which Shareholders are entitled to vote, provided that if such meeting is called for a purpose for which Shareholders are not entitled to vote, no vote will be taken at such meeting. Any shareholder meeting, including a special meeting, may be held

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within or without the State of Delaware on such day and at such time as the Trustees shall designate or may be held virtually. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals consider at a meeting of Shareholders.

Any of the Trustees may be removed (provided the aggregate number of Trustees after such removal shall not be less than the minimum number required by the Declaration of Trust) for cause only, and not without cause, and only by action taken by a majority of the remaining Trustees (or in the case of the removal of a Trustee that is not an “interested person” as defined in the 1940 Act a majority of the remaining Trustees that are not “interested persons” as defined in the 1940 Act). Shareholders shall have the power to remove a Trustee only to the extent provided by the 1940 Act and the rules and regulations thereunder.

Amendment of the Declaration of Trust; No Approval by Shareholders

The Board of Trustees may, without Shareholder vote, amend or otherwise supplement the Declaration of Trust. Shareholders shall have the right to vote: (i) on any amendment which would eliminate their right to vote granted in the Declaration of Trust, (ii) on any amendment to the amendment provisions of the Declaration of Trust, (iii) on any amendment that would adversely affect the powers, preferences or special rights of the Shares as determined by the Trustees in good faith and (iv) on any amendment submitted to them by the Board of Trustees. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees for adoption.

Merger, Conversion, Sale or Other Disposition of Assets

The Board of Trustees may, subject to market conditions and any necessary Shareholder approvals and applicable requirements of the 1940 Act, use their commercially reasonable efforts to wind down, sell and/or liquidate and dissolve the Company in an orderly manner. The Board of Trustees also may, without the approval of holders of our outstanding Common Shares, cause and approve a merger, conversion, consolidation or share exchange of the Company or any series or class of Shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, statutory or business trust, common law trust or any other business organization) or of any such person or company with or into the Trust or any series or class of Shares. The Board of Trustees may also cause a sale of the Company or all or substantially all of its assets to another entity, or another type of corporate control event (which may include a transaction with an affiliated entity, including a 1940 Act fund) for consideration in cash or publicly listed securities of such entity or a combination of cash and such publicly listed securities. Shareholders are not entitled to dissenters’ rights of appraisal under the Declaration of Trust or applicable Delaware law in the event of a merger, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the 1940 Act.

Derivative Actions

No person, other than a Trustee, who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No Shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.

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In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a Shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the Shareholder or Shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) of this paragraph, the Board of Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Board of Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Board of Trustees determine not to bring such action. The Board of Trustees may designate a committee of one or more Trustees to consider a Shareholder demand.

Exclusive Delaware Jurisdiction

Each Trustee, each officer and each person legally or beneficially owning a Share or an interest in a Share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the Shareholders or the Board of Trustees, or of officers or the Board of Trustees to the Company, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Trustees or the Shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other

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manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. This shall not apply to any claims brought under federal securities law, or the rules and regulations thereunder.

Term of the Company

The Company is non-exchange traded, meaning its Common Shares are not listed for trading on a stock exchange or other securities market and a perpetual-life BDC, meaning it is an investment vehicle of indefinite duration, whose Common Shares are intended to be sold by the Company quarterly on a continuous basis at a price generally equal to the Company’s quarterly NAV per share. In our perpetual-life structure, we may offer investors an opportunity to repurchase their shares on a quarterly basis, but we are not obligated to offer to repurchase any in any particular quarter in our discretion. This may reduce the risk of the Company being a forced seller of assets in market downturns compared to non-perpetual funds. While we may consider a liquidity event at any time in the future, we currently do not intend to undertake a liquidity event, and we are not obligated by our charter or otherwise to effect a liquidity event at any time.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes in accordance with GAAP.

Conflict with the 1940 Act

The provisions of the Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act, the regulated investment company provisions of the Internal Revenue Code or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Declaration of Trust; provided, however, that such determination shall not affect any of the remaining provisions of the Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination.

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